Exhibit 3.34

BYLAWS

OF

AMERICAN MEDICAL RESPONSE NORTHWEST, INC.

ARTICLE I

SHAREHOLDERS MEETINGS

1.1           Annual Meeting.  The annual meeting of the shareholders shall be held at 10:00 am on the second Tuesday in May each year, unless a different date or time is fixed by the Board of Directors and stated in the notice of the meeting.  Failure to hold an annual meeting on the stated date shall not affect the validity of any corporate action.

1.2           Special Meetings.  Special meetings of the shareholders, for any purposes, unless otherwise prescribed by statute, may be called by the President or the Board of Directors.

1.3           Place of Meetings.  Meetings of the shareholders shall be held at any place in or out of Oregon designated by the Board of Directors.

1.4           Meeting by Telephone Conference.  Shareholders may participate in an annual or special meeting by, or conduct the meeting through, use of any means of communications by which all shareholders participating may simultaneously hear each other during the meeting, except that no meeting for which a written notice is sent to shareholders may be conducted by this means unless the notice states that participation in this manner is permitted and describes how any shareholder desiring to participate in this manner may notify the Corporation.

1.5           Action Without Meeting.  Action required or permitted by law to be taken at a shareholders meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action.  The action must be evidenced by one or more written consents describing the action taken, signed by all the shareholders entitled to vote on the action and delivered to the Secretary for inclusion in the minutes for filing with the corporate records.  Shareholder action taken by written consent is effective when the last shareholder signs the consent, unless the consent specifies an earlier or later effective date.

ARTICLE II

BOARD OF DIRECTORS

2.1           Number and Term.  The number of directors of the Corporation shall be at least one (1) and no more than five (5).  Within this range, the number of directors shall be determined from time to time by the Board of Directors.  The term of a director shall expire at the next annual meeting of shareholders after his or her election.  No reduction in the number of directors shall shorten the term of any incumbent director.  Despite the expiration of a director’s term, the director shall continue to serve until the director’s successor is elected and qualified or the number of directors is decreased.  Directors need not be residents of Oregon or shareholders of the Corporation.

2.2           Regular Meetings.  A regular meeting of the Board of Directors shall be held without notice other than this Bylaw immediately after, and at the same place as, the annual meeting of shareholders.

2.3           Special Meetings.  Special meetings of the Board of Directors may be called by the President or any two directors.  The person or persons authorized to call special meetings of the Board of Directors may fix any place in or out of Oregon as the place for holding any special meeting of the Board of Directors called by them.

2.4           Notice.  Notice of the date, time and place of any special meeting of the Board of Directors shall be given at least 24 hours prior to the meeting by notice communicated in person, by telephone, telegraph, teletype, other form of wire or wireless communication, mail or private carrier.  If written, notice shall be effective at the earliest of (a) when received, (b) three days after its deposit in the United States mail, as evidenced by the postmark, if mailed postpaid and correctly addressed, or (c) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested and the receipt is signed by or on behalf of the addressee.  Notice by all other means shall be deemed effective when received by or on behalf of the director.

2.5           Action Without Meeting.  Any action that is required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if one or more written consents describing the action taken are signed by all of the directors entitled to vote on the matter and included in the minutes or filed with the corporate records reflecting the action taken.  The action shall be effective when the last director signs the consent, unless the consent specifies an earlier or later effective date.

ARTICLE III

OFFICERS

3.1           Appointment.  The Board of Directors at its first meeting following its election each year shall appoint a President and a Secretary.  The Board of Directors may appoint any other officers, assistant officers and agents of the Corporation, which may include, without limitation, a Chairman of the Board, a Treasurer, and one or more Vice Presidents.  Any two or more offices may be held by the same person.

3.2           Compensation.  The Corporation may pay its officers reasonable compensation for their services as fixed from time to time by the Board of Directors.

3.3           Term.  The term of office of all officers commences upon their appointment and continues until their successors are appointed or until their resignation or removal.

3.4           Removal.  Any officer or agent appointed by the Board of Directors or the President may be removed by the Board of Directors at any time with or without cause.

3.5           President.  Unless otherwise determined by the Board of Directors, the President shall be the chief executive officer of the Corporation and, subject to the control of the Board of Directors, shall be responsible for the general operation of the Corporation.  The President shall have any other duties and responsibilities prescribed by the Board of Directors.  Unless otherwise determined by the Board of Directors, the President shall have authority to vote any shares of stock owned by the Corporation and to delegate this authority to any other officer.

3.6           Secretary.  The Secretary shall record and keep the minutes of all meetings of the directors and shareholders in one or more books provided for that purpose and perform any duties prescribed by the Board of Directors or the President.

3.7           Chairman of the Board.  The Chairman of the Board, if any shall be appointed, shall convene and preside at all meetings of the Board of Directors, shall perform such duties as are usually vested in a presiding officer and shall have and perform such other duties as may from time to time be prescribed by the Board of Directors.

3.8           Vice Presidents.  Each Vice President, if any shall be appointed, shall perform such duties and responsibilities as are prescribed by the Board of Directors or the President.  The Board of Directors or the President may confer a special title upon a Vice President.

3.9           Treasurer.  The Treasurer, if any shall be appointed, shall be responsible for the properties, accounts and financial transactions of the Corporation.  The Treasurer shall deposit, or cause to be deposited, all money and other valuables in the name and to the credit of the Corporation with such depositories as may be designated by the Board of Directors, shall disburse or cause to be disbursed funds of the Corporation as may be ordered by the Board of Directors, and shall have such other powers and perform such other duties as from time to time may be prescribed by the Board of Directors.

ARTICLE IV

ISSUANCE OF SHARES

4.1           Adequacy of Consideration.  The authorization by the Board of Directors of the issuance of shares for stated consideration shall evidence a determination by the Board that such consideration is adequate.

4.2           Certificates for Shares.  Certificates representing shares of the Corporation shall be signed, either manually or in facsimile, by two officers of the Corporation, at least one of whom shall be the President or a Vice President.

ARTICLE V

AMENDMENTS

These Bylaws may be amended or repealed and new Bylaws may be adopted by the Board of Directors or the shareholders of the Corporation.

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Exhibit C

Authorizing Resolutions

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WHEREAS, each of the Companies is a guarantor under an Indenture, dated February 10, 2005 (the “Indenture”) with U.S. Bank Trust National Association as trustee, pursuant to which AMR HoldCo, Inc. and EmCare HoldCo, Inc. (collectively, the “Borrowers”), jointly and severally, issued 10% Senior Subordinated Notes due 2015 (the “Notes”);

WHEREAS, the director of each Company has determined that it is in the best interests of such Company to redeem all of the Notes, as permitted by Section 3.07(b) of the Indenture, and to satisfy all the conditions to satisfaction and discharge of the Indenture pursuant to Section 8.01 thereof;

WHEREAS, the Borrowers have elected to make an optional redemption of all of the Notes as permitted by Section 3.07(b) of the Indenture (the “Redemption”); and

WHEREAS, the Borrowers have elected to refinance all existing indebtedness and other obligations arising under or pursuant to the Existing Credit Agreement and related instruments, agreements and other documents (the “Refinancing”);

NOW, THEREFORE, IT IS:

Redemption of Senior Subordinated Notes

RESOLVED, that each of the Companies is hereby authorized to effect the Redemption;

Refinancing of Senior Credit Facilities

RESOLVED, that each of the Companies is hereby authorized to effect the Refinancing;

RESOLVED, that each of the Companies is hereby authorized to execute, deliver and perform its obligations under the Subsidiary Guaranty Agreement, dated April 8, 2010 (the “Guaranty Agreement”), by and among the subsidiaries of the Borrowers party thereto and Bank of America, N.A. as collateral agent (in such capacity, the “Collateral Agent”) substantially in the form of, and on the terms and conditions contained in, the draft agreement presented to the board of directors of each of the Companies for review, with such changes therein, and additions thereto as the officer of each of the Companies executing the Guaranty Agreement may approve, his or her execution thereof to be conclusive evidence of the approval thereof by the respective Company on behalf of which the officer has executed the Guaranty Agreement;

RESOLVED, that each of the Companies is hereby authorized (i) to execute, deliver and perform its obligations under the Security Agreement, dated April 8, 2010 (the “Security Agreement”), by and among the Borrowers, Emergency Medical Services L.P., the subsidiaries of the Borrowers party thereto and the Collateral Agent substantially in the form of, and on the terms and conditions contained in, the draft agreement presented to the board of directors of each of the Companies for review, with such changes therein and additions thereto as the officer of each of the Companies executing the Security Agreement may approve, his or her execution thereof to be conclusive evidence of the approval thereof by the respective Company on behalf of which the officer has executed the Security Agreement, and (ii) to grant liens on the property as set forth in the Security Agreement and to take such further action to maintain and perfect such liens as otherwise necessary to effect the purposes of the Security Agreement, including, without limitation, to pledge and deliver stock certificates and promissory notes and to execute and deliver any and all certificates, control agreements, collateral assignments of intellectual property, financing statements, including, without limitation Form UCC-1 financing statements and Form UCC-3 financing statements, and to file in any relevant jurisdiction with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created under the Security Agreement on such certificate of title, and any other documents in connection therewith;

General

RESOLVED, that all actions previously, concurrently, or subsequently taken by each and every officer of the Company with respect to the Guaranty Agreement and the Security Agreement (collectively, the “Agreements”) whether described herein or not, and the transactions called for thereunder, including, but not limited to, the execution and delivery of all other instruments, agreements, certificates and documents (including, without limitation, any escrow or similar agreements, loan agreements, guarantees, indemnities, releases, security agreements or documents, pledge agreements, notes or mortgages) as may be required by the other parties to such Agreements to further evidence or to carry out the parties’ intent under the Agreements (including without limitation consummation of the Redemption and the Refinancing) are hereby authorized, adopted, approved, ratified, and confirmed; and

RESOLVED, that each officer of each of the Companies is hereby authorized to execute and deliver the Agreements and such other agreements, certificates, instruments or documents (including, without limitation, any escrow or similar agreements, loan agreements, guarantees, indemnities, releases, security agreements or documents, pledge agreements, notes or mortgages), and from time to time to amend the Agreements, and to take such other actions, in the name of and on behalf of the Company, as such officer

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may consider necessary or appropriate to carry out the intent of the foregoing resolutions (including without limitation consummation of the Redemption and the Refinancing), the execution and delivery thereof to be conclusive evidence of the approval thereof by the respective Company on behalf of which the officer has executed and delivered the Agreements and/or any other agreements, certificates, instruments or documents, amended the Agreements and/or taken such other actions, in the name of and on behalf of the respective Company, as such officer may consider necessary or appropriate to carry out the intent of the foregoing resolutions.

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